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NOVATEL WIRELESS, INC.
(Name of Registrant as Specified in Its Charter)

COBB H. SADLER EDWARD T. SHADEK ROBERT ELLSWORTH ALEX MASHINSKY RICHARD A. KARP
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Cobb H. Sadler, Edward T. Shadek, Robert Ellsworth, Alex Mashinsky and Richard A. Karp (collectively, “Novatel Shareholders for Change”), intend to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Novatel Wireless, Inc., a Delaware corporation.

On April 4, 2014, Novatel Shareholders for Change issued the following press release:

NOVATEL SHAREHOLDERS FOR CHANGE ISSUES OPEN LETTER TO NOVATEL SHAREHOLDERS

Expresses Extreme Disappointment with Multi-Year Stock Price Performance

Seeks Election of Two New, Highly Qualified Independent Director Nominees at 2014 Annual Meeting

San Francisco, CA, April 4, 2014 - A group of Novatel Wireless, Inc. (NASDAQ: NVTL) (the “Company”) investors by the name of Novatel Shareholders for Change, who currently own approximately 8.0% of Novatel’s shares outstanding, issued an open letter to Novatel shareholders today announcing its plans to reconstitute the Company’s Board of Directors with two new and highly-qualified independent directors at the Company’s 2014 annual meeting of shareholders.  A copy of the letter can be found at http://tinyurl.com/NovatelLetter.

The full text of the letter follows.

Open Letter to Novatel Shareholders

April 4, 2014

Dear Fellow Novatel Shareholder:

We are a group of concerned Novatel Wireless, Inc. investors by the name of Novatel Shareholders for Change, and we collectively own an aggregate of 2,739,652 Novatel shares, constituting approximately 8.0% of the Company’s shares outstanding.  Like many of you, we are extremely disappointed with Novatel’s persistently weak operating results and its many years of declining shareholder value.  We believe that poor leadership, enabled by a consistent lack of Board oversight, has created a culture where routine underperformance is acceptable.  Simply put, we believe that the current Board has failed shareholders.

In the upcoming weeks we intend to file proxy materials with the Securities and Exchange Commission to be used to solicit votes for the election of two new and highly-qualified director nominees at Novatel’s 2014 annual meeting of shareholders (which is expected to take place in early June) (the “2014 Annual Meeting”).

The decision to undertake this campaign was made after very careful consideration and a thorough study of the facts.  It is important for you to know that we are not short-term oriented stock traders seeking to generate a quick return on our investment before moving on to other undervalued companies with underperforming, entrenched Board members.  To the contrary, we are long suffering Novatel shareholders who have invested a significant portion of our personal net worth into Novatel shares. We are profoundly disappointed with management’s inability to effectively manage the business and with this Board’s abject failure to safeguard shareholder value over the past five years – a period during which most of Novatel’s competitors have materially improved their operating results and share prices.  As a result, we believe that new Board leadership is not only warranted, but absolutely necessary.

Listed below are several alarming facts that support our conclusion and underscore our commitment to change at Novatel.

NOVATEL’S DECLINING MARKET VALUE AND UNDERPERFORMING STOCK PRICE ARE UNACCEPTABLE

As you can see in the graph and table below, Novatel’s stock price has drastically underperformed both its peers and the NASDAQ Composite over the past five years.  We believe that management’s poor decision making, its deteriorating credibility with Wall Street, and the Board’s inability, or unwillingness, to take corrective action have all contributed to this dismal performance.

Novatel vs. NASDAQ 5-Year Stock Price Performance

Since April 2009 Novatel has lost approximately $150 million in shareholder value while competitors’ stock prices have soared. In addition, from fiscal year-end 2009 through fiscal year-end 2013, shareholder equity has declined from approximately $210M to approximately $45M.

Company	5-Year Stock Price Performance (April 2009 to April 2014)	Value of $100,000 Invested in April 2009
Novatel Wireless	-75%	$25,000

NASDAQ Composite	+159%	$259,000

CalAmp Corp	+4,468%	$4,568,000
Sierra Wireless	+403%	$503,000
Netgear, Inc.	+159%	$259,000

Other major concerns that compel us to act at this time include the following:

NOVATEL’S ONGOING OPERATING LOSSES ARE NOT SUSTAINABLE

Over the past 5 years Novatel has lost nearly $200 million in net income and on March 6, 2014, the Company reported its 16th consecutive quarterly net loss.

NOVATEL’S DECLINING CASH BALANCE IS CONCERNING

Five years ago Novatel had cash and marketable securities of approximately $136 million (at fiscal year-end 2009 cash and marketable securities were approximately $176 million). During fiscal year 2013 alone, Novatel burned through approximately $35 million in cash, ending the year with a cash balance of $25.5 million.

NOVATEL SUFFERS FROM POOR RESEARCH & DEVELOPMENT INVESTMENTS AND AN INABILITY TO MONETIZE VALUABLE INTELLECTUAL PROPERTY

Novatel has managed its R&D investments recklessly and without a clear aim and purpose. Over the past five years, Novatel has spent approximately $264 million on R&D.  Despite this enormous investment, shareholders are left to wonder why the value of their stock has declined by 75%, approximately $150 million, over the same period.  Moreover, we believe the Company has failed to monetize the true worth of its intellectual property portfolio.

FIVE BOARD MEMBERS HAVE PRESIDED OVER PRONOUNCED VALUE DESTRUCTION SINCE 2009 AND OWN VERY LITTLE STOCK OUTRIGHT

Excluding the CEO, the members of the Board collectively own less than 0.5% of Novatel’s total shares outstanding, despite the fact that five of the six directors have served on the Board since 2009.

Director	Director Since	Total Shareholder Return (TSR) During Tenure	NASDAQ TSR During Tenure	Comment
David Werner	2004	-89.4%	+115.0%	Term expires this year
Russell Gerns	2009	-87.6%	+111.4%	Term expires this year

James Ledwith	2008	-88.1%	+76.8%
Gen. John Wakelin	2009	-81.9%	+152.25%
Peter Leparulo	2003; CEO 2008	-79.0% since becoming CEO	+68.8% since becoming CEO	Chairman since 2006; Chair/CEO since 2008

THE PROPOSED LITIGATION SETTLEMENT FOR ALLEGED INSIDER TRADING IS, IN OUR OPINION, ABSOLUTELY UNCONSCIONABLE

On December 6, 2013, Novatel entered into a $16 million settlement agreement to end litigation related to insider trading allegations that named the Company and five of its current and former officers (including Novatel’s current Chairman & CEO Peter Leparulo) as defendants.  Under the terms of the proposed settlement, the Company will pay $6 million in cash, issue shares of the Company’s common stock with a value of $5 million, and issue a $5 million secured promissory note with a 5% interest rate.

We have serious concerns about the extent of the Board’s independent investigation into these allegations, the appropriateness of this settlement, and whether this settlement was in the best interests of shareholders.  As such, we intend to probe further into the handling of this investigation to ensure shareholder interests were represented adequately and fairly inside the boardroom.

THE RECENT REGISTRATION STATEMENT ENABLING THE COMPANY TO OFFER NEW SECURITIES VALUED UP TO $75 MILLION HAS THE POTENTIAL FOR MASSIVE SHAREHOLDER DILUTION

On March 6, 2014, management stated during the Q4 earnings call that the Company has sufficient cash to complete its restructuring plan and return to profitability.  Despite this, on March 14, 2014, Novatel filed a registration statement with the Securities and Exchange Commission relating to the proposed issuance and sale of securities up to an aggregate offering price of $75 million.

We believe that any stock-related financing executed at the value of today’s stock price (which could conceivably dilute non-participating shareholders’ ownership by more than half) would be irresponsible and bring into question this Board’s ability to uphold its fiduciary duty to shareholders.  Furthermore, considering this Board’s poor track record of supervising the Company’s finances, we believe shareholders would be much better served if the Company refrained from any material strategic or financial transaction until after the board is reconstituted.

IN OUR OPINION, NOVATEL SHAREHOLDERS DESERVE BETTER

Despite the ongoing operating losses and the associated alarming cash burn under the current leadership regime, and notwithstanding the precipitous decline in shareholder value over the past five years, we remain confident that, under the right leadership and direction, Novatel can become a high-performing business.  However, we believe the market will continue to apply a significant discount to the value of Novatel’s businesses until investor confidence is restored.

In our opinion, the most effective and judicious way to enhance Novatel’s position and rebuild investor confidence in its business is by immediately reconstituting the Board with two new and seasoned professional business leaders that have deep operational and relevant industry experience.  If elected, our nominees will bring a fresh perspective into the boardroom and act as advocates for shareholders to ensure that management is held accountable for its performance.

Our nominees are Alex Mashinsky and Richard Karp.

Alex Mashinsky is a successful tech entrepreneur, operating executive and technology investor with a consistent track record of identifying and pioneering core technology for the Internet, Telecom and Web Marketplaces.  Mr. Mashinsky holds over fifty patents and is considered to be one of the pioneers of VoIP.  As Managing Partner of Governing Dynamics, an early stage venture capital firm, Mr. Mashinsky has invested in over fifty startups and founded companies including GroundLink in 2005, Transit Wireless in 2004, Elematics in 2000, and Arbinet in 1996.

Richard Karp is a cost-conscious, savvy business professional with extensive operating experience with numerous technology companies.  Mr. Karp received a B.S. degree in science from the California Institute of Technology, a M.S. degree in mathematics from the University of Wisconsin, and a Ph.D. in computer science from Stanford University.  Subsequent to this, Mr. Karp managed several private and publicly-traded companies, including Catapult Communications, a manufacturer of telecom test equipment, which he founded in 1985 and took through its IPO before it was sold to Ixia (Nasdaq: XXIA) in 2009 for $105 million.

These two individuals are well-respected, proven business leaders with decades of experience in technology companies.  We firmly believe that the addition of these two well-respected operators to a reconstituted Board will result in a Company that is more capable of achieving long-term profitable growth.

Over the past two weeks we have reached out to the Company in an effort to engage in private negotiations aimed at addressing our concerns and avoiding a costly and distracting proxy contest.  We remain open to continuing our discussions with the Board regarding its composition, and are amenable to reaching a mutually agreeable resolution to reconstitute the Board in a manner that is in the best interests of all shareholders. However, if an agreement is not reached, Novatel Shareholders for Change is fully prepared to solicit the support of its fellow shareholders to elect two new directors at the 2014 Annual Meeting who are committed to representing the best interests of all Novatel shareholders.

We look forward to speaking with you soon.

Sincerely,

Novatel Shareholders for Change

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Cobb H. Sadler, Edward T. Shadek, Robert Ellsworth, Alex Mashinsky and Richard A. Karp (collectively, the “Participants”) intend to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2014 annual meeting of shareholders of Novatel Wireless, Inc., a Delaware corporation (the “Company”).

 THE PARTICIPANTS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

 As of the date of this filing, Mr. Sadler directly owns 79,900 shares of common stock, par value $0.001 per share (the “Common Stock”) of the Company.  As of the date of this filing, Mr. Shadek beneficially owns 1,773,164 shares of Common Stock. As of date of the filing, Mr. Ellsworth beneficially owns 818,388 shares of Common Stock. As of the date of this filing, Mr. Mashinsky directly owns 68,200 shares of Common Stock. Mr. Karp does not own any shares of Common Stock.

Investor Contact
Cobb Sadler
Catamount Strategic Advisors, LLC
415-240-4222
Cobb@Catamountllc.com

Media Contact
Damien Park
Hedge Fund Solutions, LLC
215-325-0514
dpark@hedgerelations.com